EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-188285, 333-188284, 333-155483, 333-145092, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-45931, 333-118539), as amended, of Sensient Technologies Corporation and in the related Prospectus of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 26, 2015